   EXHIBIT 99.1

Thursday March 3, 2005

FOR IMMEDIATE RELEASE

New Frontier Energy, Inc. Announces Completion of $3.2 Million Financing; Westminster Securities Corporation acted as Placement Agent

DENVER, CO – New Frontier Energy, Inc. (NFEI – OTCBB), a company engaged in the exploration, acquisition and development of oil and gas properties in the United States, today announced that it completed a private placement of 247.5 investment units (“Units”) for gross proceeds of $3,217,500. Each Unit consists of: (i) $13,000 of 12% Series B Cumulative Convertible Preferred Stock, par value $0.001, convertible into 20,000 shares of the Company’s $0.001 par value common stock (the “Common Stock”) at a price of $0.65 per share; and (ii) a three-year warrant to purchase 20,000 shares of Common Stock at an exercise price of $1.50 per share.

Westminster Securities Corporation acted as placement agent for the offering. Net proceeds will be used to fund capital expenditures to develop oil and gas properties, for working capital and for general corporate purposes, which may include future acquisitions of interests in oil and gas properties.

The Units were offered and sold in reliance upon Rule 506 promulgated under Section 4(2) of the Securities Act. The Units sold have not been registered under the Securities Act or state securities laws and may not be offered or sold absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About New Frontier Energy, Inc.

New Frontier Energy, Inc. is an independent energy company engaged in the exploration, development and production of natural gas and oil and the acquisition of natural gas and oil properties. The company’s current and primary focus is on the development and expansion of the Slater Dome coalbed methane project located in the Sand Wash Basin in northwest Colorado and southwest Wyoming. New Frontier Energy, Inc. also holds 28 different leasehold interests in approximately 40,000 gross acres in its Nucla Prospect located in southwest Colorado. The company’s common stock is listed on the over the counter bulletin board under the symbol “NFEI”.

About Westminster Securities Corp.

Westminster Securities Corporation is a full service brokerage firm operating in five principal areas: Investment Banking, Research, Retail & Institutional Account Management, Execution Services, and Clearing & Operations. Founded in 1971, Westminster is a member of the New York Stock Exchange, National Association of Securities Dealers, and the Securities Investor Protection Corporation. Westminster is headquartered at 100 Wall Street, New York with branch offices in Atlanta, Cyprus, Miami, New York, Shanghai, St. Louis, and Toronto.

Forward-looking Statements

This release may contain forward-looking statements including declarations regarding New Frontier Energy, Inc. and it’s subsidiary’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances

For further information contact:

Paul G. Laird, President/CEO
New Frontier Energy, Inc.
Phone: 303-730-9994

John P. O’Shea, President
Westminster Securities Corp.
Phone: 212-878-6500